FOR IMMEDIATE RELEASE
ROADRUNNER TRANSPORTATION SYSTEMS REPORTS
2015 FOURTH QUARTER AND YEAR-END RESULTS
AND ANNOUNCES 2016 GUIDANCE
Cudahy, WI - February 3, 2016 - Roadrunner Transportation Systems, Inc. (NYSE: RRTS), a leading asset-light transportation and logistics service provider, today reported financial results for the three and twelve months ended December 31, 2015.
Revenues for the quarter ended December 31, 2015 decreased 7.8% to $490.9 million from $532.5 million for the same quarter in 2014. Operating income was $24.3 million, compared to $24.2 million for the prior year quarter. Diluted earnings per share available to common stockholders was $0.32 for the fourth quarters of both 2015 and 2014.
Revenues for the year ended December 31, 2015 increased 6.5% to $1,995.0 million from $1,872.8 million for the year ended December 31, 2014. Operating income was $96.7 million, compared to $95.7 million for the prior year. Diluted earnings per share available to common stockholders for the year ended December 31, 2015 was $1.23, compared to $1.32 for the prior year.
Included in the results for the year ended December 31, 2015 are approximately $1.2 million of severance expenses related to the separation with a former company executive officer, a $5.0 million charge associated with the termination of certain independent contractor ("IC") lease purchase guarantee programs, and $0.6 million of acquisition transaction expenses. Collectively, these charges reduced diluted earnings per share available to common stockholders by approximately $0.11 for the year ended December 31, 2015. Included in the results for the year ended December 31, 2014 is approximately $2.3 million of acquisition transaction expenses, which reduced diluted earnings per share available to common stockholders by approximately $0.04.
Roadrunner's EBITDA, a non-GAAP financial measure, of $33.7 million for the quarter ended December 31, 2015 represented an increase of 3.8% from EBITDA of $32.5 million for the quarter ended December 31, 2014. Roadrunner's EBITDA of $129.0 million for the year ended December 31, 2015 represented an increase of 6.8% from EBITDA of $120.8 million for the prior year.
For more information about EBITDA, see "Non-GAAP Financial Measures" below. A reconciliation of net income to EBITDA is provided below:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(In thousands)
Net income	$12,134	$12,379	$48,000	$51,974
Plus: Provision for income taxes	6,592	7,408	29,234	30,349
Plus: Interest expense	5,544	4,427	19,439	13,363
Plus: Depreciation	7,223	5,728	23,933	19,278
Plus: Amortization	2,245	2,562	8,390	5,800
EBITDA	$33,738	$32,504	$128,996	$120,764
For the year ended December 31, 2015, amortization expense of $8.4 million reduced diluted earnings per share available to common stockholders by $0.14, compared to a reduction of $0.10 per diluted share associated with amortization expense of $5.8 million for the year ended December 31, 2014.

2015 Fourth Quarter and Full Year Results
In discussing the company's performance, Mark DiBlasi, CEO of Roadrunner, said,
“For the quarter ended December 31, 2015, consolidated revenue decreased 7.8%, or $41.6 million, primarily due to the decline in freight volumes across most end markets, net of new business, and the decrease in fuel surcharge revenue, which impacted revenue by $33.3 million quarter-over-quarter. Despite economic headwinds, our operating ratio improved from 95.5 in the fourth quarter of 2014 to 95.1 in the fourth quarter 2015, which resulted in a slight increase in operating income quarter-over-quarter. Furthermore, EBITDA increased $1.2 million to $33.7 million in the fourth quarter of 2015.
“For the year ended December 31, 2015, consolidated revenue increased 6.5%, or $122.2 million, primarily due to organic growth in excess of soft demand and a decrease in fuel surcharge revenue. Operating income improved $1.0 million over the prior year. Our EBITDA increased $8.2 million from $120.8 million in 2014 to $129.0 million in 2015. Excluding the impact of severance expenses, the charge associated with the termination of certain IC lease purchase guarantee programs and acquisition transaction expenses for 2014 and 2015 described above, EBITDA for the year ended December 31, 2015 was $135.8 million compared to $123.1 million for the year ended December 31, 2014.
“We continue to generate positive cash flows from operations. Cash provided by operating activities increased 80.6% from $40.6 million for the year ended December 31, 2014 to $73.4 million for the year ended December 31, 2015. Cash used in investing activities for the year ended December 31, 2015 was $81.5 million, which included $32.8 million related to our acquisitions and $48.8 million for net capital expenditures primarily for growth and productivity initiatives. At December 31, 2015, total debt was $439.4 million and cash and cash equivalents were $8.7 million. Total availability under our credit facility at December 31, 2015 was $234.4 million. While our focus over the past several years has been on strategic growth and acquisition initiatives to position us for the long term, our focus in 2016 will be to continue to enhance cash flow from operations and to reduce our leverage ratio towards our long-term goal of less than 2.5 times EBITDA.”
2016 Guidance
Commenting on guidance for 2016, Peter Armbruster, CFO of Roadrunner, said, “We expect to achieve EBITDA in the range of $140 million to $150 million for 2016 and anticipate diluted earnings per share available to common stockholders to be in the range of $1.30 to $1.45 for 2016. Our guidance assumes that: (i) the weak freight environment will begin to recover during the second half of 2016; (ii) that our recent new business awards will build throughout the year; and (iii) that we do not consummate any new acquisitions. We expect cash used for capital expenditure requirements in 2016 to be in the range of $20 million to $30 million.
Fourth Quarter 2015 Segment Information
Roadrunner has three operating segments: truckload logistics (TL), less-than-truckload (LTL), and Global Solutions. The following highlights exclude intercompany eliminations and corporate expenses.
TL revenues decreased 2.1% to $305.0 million for the fourth quarter of 2015 from $311.5 million for the fourth quarter of 2014, primarily due to lower fuel surcharge revenues, which decreased $22.9 million quarter-over-quarter. Despite soft demand in certain end markets and a significant decline in spot market pricing, TL operating income increased 12.5% from $19.7 million for the fourth quarter of 2014 to a high of $22.1 million for the fourth quarter of 2015. Our TL segment operating ratio improved from 93.7 in the fourth quarter of 2014 to 92.7 in the fourth quarter of 2015.
LTL revenues decreased 16.0% to $118.4 million for the fourth quarter of 2015 from $140.9 million for the fourth quarter of 2014 due to a combination of lower fuel surcharge revenue, which decreased $9.6 million quarter-over-quarter, and weak freight demand in the general industrial markets we serve. LTL operating income was $1.2 million, or 1.0% of LTL revenues, for the fourth quarter of 2015, compared to $2.8 million, or 2.0% of LTL revenues, for the fourth quarter of 2014. We are implementing sales and productivity initiatives in our LTL segment to mitigate the weak economic environment. We expect these initiatives will take several quarters to achieve their full impact.

Summary LTL operating statistics for the three and twelve months ended December 31 is shown below:

	Three Months Ended December 31,			Year Ended December 31,
	2015	2014	% Change	2015	2014	% Change
Operating ratio	99.0	98.0		96.1	96.0
Tonnage (in thousands of tons)	310.8	371.9	(16.4%)	1,356.4	1,568.9	(13.5)%
Shipments (in thousands)	530.1	596.2	(11.1%)	2,307.8	2,457.4	(6.1)%
Revenue per hundredweight (incl. fuel)	$18.88	$18.92	(0.2%)	$19.08	$18.37	3.9%
Revenue per hundredweight (excl. fuel)	$16.76	$15.86	5.7%	$16.71	$15.18	10.1%
Weight per shipment (lbs.)	1,173	1,248	(6.0%)	1,176	1,277	(7.9%)
Linehaul cost per mile (excl. fuel)	$1.24	$1.29	3.9%	$1.25	$1.28	2.3%

Note: Other than operating ratio, the statistics above do not include (i) adjustments for undelivered freight required for financial statement purposes in accordance with Roadrunner's revenue recognition policy; and (ii) non-LTL related business captured within the LTL segment.

Global Solutions revenues decreased 11.1% to $76.2 million for the fourth quarter of 2015 from $85.7 million for the fourth quarter of 2014, primarily due to lower volumes across all customers, including a major decline in volume for a significant customer. Global Solutions operating income was $4.9 million, or 6.5% of Global Solutions revenues, for the fourth quarter of 2015, compared to $5.7 million, or 6.6% of Global Solutions revenues, for the fourth quarter of 2014.

Conference Call
A conference call is scheduled for Wednesday, February 3, 2016 at 4:30 p.m. Eastern Time. To access the conference call, please dial 888-285-2105 (U.S.) or 503-406-4042 (International) approximately 10 minutes prior to the start of the call. Callers will be prompted for passcode 19362826. The conference call will also be available via live webcast under the Investor Relations section of Roadrunner's website, www.rrts.com.
If you are unable to listen to the live call, a replay will be available through Wednesday, February 10, 2016, and can be accessed by dialing 855-859-2056 (U.S.) or 404-537-3406 (International). Callers will be prompted for passcode 19362826. An archived version of the webcast will also be available under the Investor Relations section of Roadrunner's website, www.rrts.com.
About Roadrunner Transportation Systems, Inc.
Roadrunner is a leading asset-light transportation and logistics service provider offering a comprehensive suite of global supply chain solutions, including customized and expedited less-than-truckload, truckload logistics, intermodal solutions, freight consolidation, inventory management, expedited services, air freight, international freight forwarding, customs brokerage and transportation management solutions. For more information, please visit Roadrunner's website, www.rrts.com.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that relate to future events or performance. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," or similar expressions. In particular, this press release contains forward-looking statements about our focus in 2016 on continuing to enhance cash flow from operations and to reduce our leverage ratio towards our long-term goal of less than 2.5 times EBITDA; our expected EBITDA, diluted earnings per share available to common stockholders, and weighted average diluted shares outstanding for 2016; our expected capital expenditure requirements for 2016; our assumption that the weak freight environment will begin to recover during the second half of 2016; our assumption that our recent new business awards will build throughout 2016; our assumption that we will not consummate any new acquisitions during 2016; the sales and productivity initiatives being implemented in our LTL segment to mitigate the weak economic environment; and our expectation that these sales and productivity initiatives in our LTL business will take several quarters to achieve their full impact. These statements reflect our current expectations, and we do not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized, except as required by law. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to one or more significant claims and the cost of maintaining insurance, including increased premiums and insurance in excess of prior experience levels; the cost of compliance with, liability for violations of, or modifications to existing or future governmental regulations; the effect of environmental regulations; a decrease in the levels of capacity in the over-the-road freight sector; our ability to execute our acquisition strategy and to integrate acquired companies; our international operations; our indebtedness and compliance with the covenants in our senior credit facility; the unpredictability of and potential fluctuation in the price and availability of fuel; the economic environment; competition in the transportation industry; our reliance on ICs to provide transportation services to our customers; and other "Risk Factors" set forth in our most recent SEC filings.
Non-GAAP Financial Measures
Our reported results include EBITDA, a non-GAAP financial measure. We use EBITDA as a supplemental measure in evaluating our operating performance and when determining executive incentive compensation. We believe EBITDA is useful to investors in evaluating our performance compared to other companies in our industry because it assists in analyzing and benchmarking the performance and value of a business. The calculation of EBITDA eliminates the effects of financing, income taxes, and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with GAAP. Although our management uses EBITDA as a financial measure to assess the performance of our business compared to that of others in our industry, EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.
Because of these limitations, EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our results of operations under GAAP.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues	$490,946	$532,519	$1,995,019	$1,872,816
Operating expenses:
Purchased transportation costs	314,679	366,407	1,315,494	1,293,006
Personnel and related benefits	69,676	64,505	263,522	213,079
Other operating expenses	72,853	69,103	286,443	243,662
Depreciation and amortization	9,468	8,290	32,323	25,078
Acquisition transaction expenses	—	—	564	2,305
Total operating expenses	466,676	508,305	1,898,346	1,777,130
Operating income	24,270	24,214	96,673	95,686
Interest expense	5,544	4,427	19,439	13,363
Income before provision for income taxes	18,726	19,787	77,234	82,323
Provision for income taxes	6,592	7,408	29,234	30,349
Net income available to common stockholders	$12,134	$12,379	$48,000	$51,974
Earnings per share available to common stockholders:
Basic	$0.32	$0.33	$1.26	$1.37
Diluted	$0.32	$0.32	$1.23	$1.32
Weighted average common stock outstanding:
Basic	38,266	37,925	37,969	37,852
Diluted	38,394	39,151	38,974	39,259

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$8,664	$11,345
Accounts receivable, net of allowances of $3,782 and $4,209, respectively	272,176	284,379
Deferred income taxes	4,876	8,607
Prepaid expenses and other current assets	63,994	46,658
Total current assets	349,710	350,989
Property and equipment, net of accumulated depreciation of $68,518 and $47,629, respectively	197,744	146,850
Other assets:
Goodwill and intangible assets, net	765,919	749,530
Other noncurrent assets	12,752	10,451
Total other assets	778,671	759,981
Total assets	$1,326,125	$1,257,820
LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Current maturities of long-term debt	$15,000	$10,000
Accounts payable	104,357	118,743
Accrued expenses and other liabilities	48,657	42,352
Total current liabilities	168,014	171,095
Long-term debt, net of current maturities	424,399	420,000
Other long-term liabilities	120,405	107,950
Total liabilities	712,818	699,045
Stockholders’ investment:
Common stock $.01 par value; 100,000 shares authorized; 38,266 and 37,925 shares issued and outstanding	383	379
Additional paid-in capital	397,253	390,725
Retained earnings	215,671	167,671
Total stockholders’ investment	613,307	558,775
Total liabilities and stockholders’ investment	$1,326,125	$1,257,820

Contact
Roadrunner Transportation Systems, Inc.
Peter Armbruster
Chief Financial Officer
414-615-1648
Vollrath Associates, Inc.
Marilyn Vollrath
414-221-0210
ir@rrts.com